Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-62803, 333-27663, 333-40610, 333-66466, 333-97449, 333-117554, 333-132605, 333-142579, 333-160760 and 333-177453) pertaining to the Cohu, Inc. 1996 and 1998 Stock Option Plans, 1996 Outside Directors Stock Option Plan, 1997 Employee Stock Purchase Plan and 2005 Equity Incentive Plan of Cohu, Inc. of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Cohu, Inc., and the effectiveness of internal control over financial reporting of Cohu, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

February 29, 2012